UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 4, 2008
NOVAVAX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-26770 (Commission File Number)	22-2816046 (I.R.S. Employer Identification No.)

9920 Belward Campus Drive Rockville, Maryland (Address of principal executive offices)	20850 (Zip Code)
Registrant’s telephone number, including area code: (240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 4, 2008, Rick A. Bright’s employment with Novavax, Inc. (the “Company”) as the Vice President of Global Influenza Programs ended. The Company has offered Dr. Bright an agreement (the “Agreement”), which provides that Dr. Bright will receive accrued base pay plus compensation for accrued unused vacation, three months of his current base salary ($15,686.49 per month), less tax withholdings and authorized deductions, payable in accordance with the Company’s normal payroll practices and payment of his premium for continuation group health coverage under COBRA for three months. All vested stock options that are not exercised within 90 days of Dr. Bright’s separation date will expire.
As a condition to receiving the payments described above, the Agreement requires that Dr. Bright provide a general release of claims against the Company and acknowledge his continuing obligations not to compete with or solicit from the Company for a period of six months following his separation date and to keep all of the Company’s proprietary information confidential until such time that the Company publicly discloses such information. Dr. Bright has a statutory 21 day period during which he can decide whether to accept the offer set forth in the Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Novavax, Inc. (Registrant)
February 8, 2008	By:	/s/ Len Stigliano
		Name:	Len Stigliano
		Title:	Chief Financial Officer, Vice President and Treasurer

3